Exhibit 11.1

                                 OAKLEY, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                         Three Months Ended
                                                         September 30, 1997
                                                         ------------------

Common Shares and common share equivalents:

Number of shares outstanding at beginning of period            70,658

Weighted average common shares issued
 from the exercise of stock options                                 1

Weighted average shares issuable upon the exercise of
 common stock options net of shares assumed to be
 repurchased from proceeds obtained therefrom                     157
                                                         ------------------

Weighted average common and common equivalent
 shares at end of period                                       70,816
                                                         ------------------
                                                         ------------------

Net income for primary net income per share                  $  6,815

Net income per common and common equivalent shares           $   0.10
                                                         ------------------
                                                         ------------------